Exhibit 99.1

Eagle Bulk Shipping Inc. Announces Closing of Fleet Acquisition

NEW YORK, Aug 10, 2007 (PrimeNewswire via COMTEX News Network) -- Eagle Bulk Shipping Inc. (Nasdaq:EGLE) today announced that it has completed the fleet acquisition from the parent of Anemi Maritime Services, a private Greek shipping company. The Company had previously reported this transaction on July 25, 2007.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet on medium- to long-term time charters which allow us to take advantage of the stable cash flow and high utilization rates that are associated with such charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the U.S. Securities and Exchange Commission.

Visit our website at www.eagleships.com.

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SOURCE: Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc.

Company Contact:

Alan Ginsberg, Chief Financial Officer

+1 212-785-2500

Mandelbaum & Morgan, New York

Investor Relations / Media:

Jon Morgan

+1 212-741-0014

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